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                                              EXHIBIT 23(c)
GOLDEN AMERICAN LIFE INSURANCE COMPANY
1001 Jefferson Street, Suite 400, Wilmington, DE 19801


December 18, 1998

Board of Directors
Golden American Life Insurance Company
1001 Jefferson Street, Suite 400
Wilmington, DE 19801


Ladies and Gentlemen:

I consent to the reference to my name under the heading "Legal Matters" in the prospectus. In giving this consent I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Myles R. Tashman
Myles R. Tashman
Executive Vice President, General Counsel
     and Secretary

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